Exhibit 10.1

UNIT PURCHASE AGREEMENT

among:

McorpCX, Inc..

a California corporation

and

mfifty, LLC

a California limited liability company

__________________________________

Dated as of April 15, 2020

TABLE OF CONTENTS

1	Description of Transaction.		1

	1.1	Purchase and Sale of Acquired Units..	1
	1.2	Purchase Price.	1
	1.3	Method of Payment	1
	1.4	Transactions to be Effected at Closing	2
	1.5	Closing	2

2	Representations and Warranties of the Seller Member		2

	2.1	Organization and Standing	2
	2.2	Authority; Binding Nature of Agreement	3
	2.3	Non−Contravention / No Consents or Approvals	3
	2.4	No Legal Proceedings.	3
	2.5	Title and Ownership.	4
	2.6	Undisclosed Liabilities..	4
	2.7	Affiliate Agreements	4
	2.8	Brokers	4

3	Representations and Warranties of Purchaser		4

	3.1	Organizational Matters	4
	3.2	Authority; Binding Nature of Agreement	4
	3.3	Non-Contravention; Consents.	5
	3.4	No Legal Proceedings	5
	3.5	Independent Investigation	5
	3.6	Indebtedness	5
	3.7	Investment Intention	5
	3.8	Brokers	5
	3.9	Financing	5

4	Certain Covenants of the Parties		6

	4.1	Filings and Consents.	6
	4.2	Public Announcements	6
	4.3	Seller Member Shareholder Meeting	6
	4.4	Sale of Seller Member Securities by Purchaser Affiliates	6
	4.5	Change of Company Name	7
	4.6	Purchase of Stock	7

5	Tax Matters		7

	5.1	Liability for Transfer Taxes	7
	5.2	Survival	7

6	Conditions Precedent to Obligations of Purchaser		7

	6.1	Accuracy of Representations	7
	6.2	Performance of Covenants	7
	6.3	Agreements and Documents	8

	6.4	Seller Member Shareholder Approval	8
	6.5	TSX-V Approval	8
	6.6	Indemnification Agreement	8
	6.7	No Restraints	8
	6.8	No Legal Proceedings	8

7	Conditions Precedent to Obligations of the Seller Member		8

	7.1	Accuracy of Representations	8
	7.2	Performance of Covenants	9
	7.3	Closing Certificate	9
	7.4	Signing Cash Consideration	9
	7.5	Closing Cash Consideration	9
	7.6	Execution of Promissory Note	9
	7.7	Execution of Security Agreement	9
	7.8	Sale of Hinshaw Shares	9
	7.9	Termination of Rights to Davison Shares	9
	7.10	Termination of Rights to Shay Shares	9
	7.11	Termination of Rights to Clark Shares..	9
	7.12	Sale of LuckFound Shares	9
	7.13	No Restraints	9
	7.14	No Legal Proceedings	9

8	Termination		10

	8.1	Termination Events	10
	8.2	Termination Procedures	11
	8.3	General Effect of Termination	11

9	Indemnification, Etc.		11

	9.1	Survival of Representations, Etc.	11
	9.2	Indemnification.	12
	9.3	Limitations.	12
	9.4	Defense of Third Party Claims	13
	9.5	Exercise of Remedies.	14
	9.6	Exclusive Remedy	14
	9.7	Tax Treatment of Indemnification Payments	15

10	Miscellaneous Provisions		15

	10.1	Further Assurances	15
	10.2	Fees and Expenses	15
	10.3	Notices	15
	10.4	Headings	16
	10.5	Counterparts and Exchanges by Electronic Transmission	16
	10.6	Governing Law; Dispute Resolution	16
	10.7	Successors and Assigns	18
	10.8	Remedies Cumulative; Specific Performance	18
	10.9	Waiver	19

10.10	Waiver of Jury Trial	19
10.11	Amendments	19
10.12	Severability	19
10.13	Parties in Interest	19
10.14	Entire Agreement	19
10.15	Construction	19

Exhibits and Schedules

Exhibit A     Certain Definitions

Exhibit B     Form of Unit Assignment

Exhibit C     Form of Promissory Note

Exhibit D     Form of Security and Pledge Agreement

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is made and entered into as of April 15, 2020, by and among McorpCX, Inc. an California corporation (“Seller Member”) and mfifty, LLC, a California limited liability company (“Purchaser”). Capitalized terms not defined herein have the meaning set forth in Exhibit A, attached hereto.

Recitals

A.     The Seller Member currently owns all of the outstanding membership units of limited liability company interest (the “Units”) in McorpCX, LLC, a Delaware limited liability company (“McorpCX LLC” or the “Company”).

B.     Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from the Seller Member all of the Units held by the Seller Member (the “Acquired Units”), and the Seller Member desire to sell to Purchaser all of the Units held by them.

C.     In connection with the sale of the Acquired Units, Michael Hinshaw, the sole member and manager of the Purchaser, as well as several executives and other employees/consultants of McorpCX LLC intend to sell an aggregate of 5,200,000 shares of common stock of the Seller Member.

D.     Michael Hinshaw is also the current President of McorpCX LLC and has been responsible for managing McorpCX LLC’s operations since that company’s inception.

Agreement

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Description of Transaction.

1.1     Purchase and Sale of Acquired Units. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller Member, shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Seller Member, all of such Seller Member’s right, title and interest in and to all of the Acquired Units free and clear from all Encumbrances, in consideration for payment of the Purchase Price (as defined in Section 1.2).

1.2     Purchase Price.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration payable by Purchaser (or an Affiliate of Purchaser) in respect of the Acquired Units shall be equal to one million one hundred and eight thousand United States dollars ($1,108,000 USD) (the “Purchase Price”). The parties agree and acknowledge that the Purchase Price has been negotiated by the parties at arms-length and represents their mutual agreement as to the purchase price for the Acquired Units. The parties agree that no consideration is or will be paid for the value of any referrals (direct or indirect) to or from the Purchaser, the Seller, McorpCX LLC or any of their respective Affiliates, and that no party hereto has promised or is obligated to make any such referral in the future.

1.3     Method of Payment(a)     . The Purchase Price shall be paid by the Purchaser as follows: (a) on or immediately prior to the date of this Agreement, the Company shall authorize and distribute a cash dividend to the Seller Member of one hundred thousand United States dollars ($100,000 USD) (the “Signing Cash Consideration”), and (b) at or prior to the Closing, the Purchaser shall (i) pay to Seller Member two hundred and fifty two thousand United States dollars ($252,000) in cash (the “Closing Cash Consideration”) and (ii) execute a seven hundred and fifty six thousand United States dollars ($756,000 USD) secured promissory note issued to the Seller Member by the Purchaser, substantially in the form attached hereto as Exhibit C (the “Promissory Note”).

1.4     Transactions to be Effected at Closing.

(a)     At Closing, Purchaser shall deliver to Seller Member:

(i)     The Closing Cash Consideration, by certified check or wire transfer of immediately available funds to an account of the Seller Member designated in writing by the Seller Member prior to the Closing Date;

(ii)     The Promissory Note executed by the Purchaser along with the corresponding security and pledge agreement, substantially in the form attached hereto as Exhibit D (the “Security Agreement”) executed by the Purchaser; and

(iii)     All other agreements, documents instruments or certificates required to be delivered by the Purchaser pursuant Section 7 of this Agreement.

(b)     At the Closing, Seller Member shall deliver to the Purchaser:

(i)     A unit assignment agreement in the form attached hereto as Exhibit B (the “Unit Assignment Agreement”) and all other documentation evidencing ownership of all of the Acquired Units free and clear of all Encumbrances;

(ii)     A written resignation from each director or manager of McorpCX LLC, other than Michael Hinshaw, with such resignation effective as of the Closing Date; and

(iii)     all other agreements, documents instruments or certificates required to be delivered by the Seller Member pursuant Section 6 of this Agreement.

1.5     Closing. The closing of the sale and transfer of the Acquired Units from Seller Member to Purchaser and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller Member, 201 Spear Street, Suite 1100,
San Francisco, California 94105, at 12:00 p.m. (Pacific time) on a date mutually agreed upon by Purchaser and the Seller Member, after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

2.           Representations and Warranties of the Seller Member

The Seller Member represents and warrants to Purchaser that the following statements are true and correct as of the date of this Agreement:

2.1     Organization and Standing. The Seller Member and the Company have each been duly formed, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the State of California.

2.2     Authority; Binding Nature of Agreement. The Seller Member has the right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Seller Member is or will be a party. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereunder have been duly and validly approved by the Seller Member’s board of directors (the “Seller’s Board”) and the managers of the Company.  The Seller’s Board has determined that the sale of the Acquired Units to the Purchaser, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Seller Member and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Seller Member’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Seller Member’s common stock, excluding the Hinshaw Shares, the Davison Shares, the Shay Shares, and the Clark Shares, and the LuckFound Shares (each as defined below) (the “Shareholder Approval”), no other corporate proceedings on the part of the Seller Member necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the Seller Member and (assuming due authorization, execution and delivery by the Purchaser) constitutes a valid and binding obligation of the Seller Member, enforceable against the Seller Member in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3     Non−Contravention / No Consents or Approvals. Neither: (i) the execution, delivery or performance by the Seller Member of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation by the Seller Member of any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)     contravene, conflict with or result in a violation of: (i) any provisions of any organizational documents of the Seller Member or the Company; or (ii) any resolution adopted by the directors of the Seller Member or the Company;

(b)     contravene, conflict with or result in a violation of, or give any Governmental Entity the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Seller Member is subject; or

(c)     contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which the Seller Member or the Company is a party or by which it is bound.

Except for the filing with the United States Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Seller Member’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), the Seller Member is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the performance of this Agreement, except for  any filing, notice or Consent which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on the Seller Member’s ability to consummate the transactions contemplated hereby.

2.4     No Legal Proceedings. No Legal Proceedings are pending or, to the knowledge of the Seller Member, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of the Seller Member hereunder.

2.5     Title and Ownership. The Seller Member is the record and beneficial owner of the Acquired Units, free and clear of all Encumbrances. Except for the rights created pursuant to this Agreement, the Seller Member is not a party to any option, warrant, purchase right or other Contract that could require the Seller Member to sell, transfer or otherwise dispose of any Acquired Units (other than this Agreement). The Seller Member is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Acquired Units. Upon Closing, Purchaser shall have good, valid and marketable title to the Acquired Units, free and clear of all Encumbrances.

2.6     Undisclosed Liabilities. Except for the liabilities assigned to the Company by the Seller Member pursuant to the terms of the Contribution Agreement dated August 16, 2018 between the Seller Member and the Company (the “Contribution Agreement”), the Seller Member has not assigned to the Company any liabilities outside of the ordinary course of the Company’s business, the Company will not be liable upon the completion of the transactions contemplated herein for any liabilities outside of the ordinary course of the Company’s business that were first incurred by the Seller Member after the date of the Contribution Agreement, and since January 1, 2020, the Company has not authorized or paid any dividends, distributions or similar payments to Seller Member other than as contemplated under this Agreement (an “Undisclosed Liability”).

2.7     Affiliate Agreements. Except pursuant to the terms of this Agreement or the transactions contemplated hereunder, or as set forth in Schedule 2.76, neither Seller Member nor to the Seller Member’s knowledge, any of its Affiliates (excluding Michael Hinshaw, Lynn Davison and Stephen Shay), (a) is a party to any Contract or arrangement with the Company; (b) has any pending (or, to the Company's knowledge, threatened) action, claim, suit or proceeding against the Company; or (c) owes or is owed any indebtedness to or by the Company.

2.8     Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement.

3.           Representations and Warranties of Purchaser

Purchaser represents and warrants to and for the benefit of the Seller Members as follows:

3.1     Organizational Matters. The Purchaser has been duly formed, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the State of California.

3.2     Authority; Binding Nature of Agreement. Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which he is a party; and the execution, delivery and performance by the Purchaser of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3     Non-Contravention; Consents.

(a)     Non-Contravention. Neither: (i) the execution, delivery or performance by Purchaser of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation by Purchaser of the transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any provision of any material contract by which Purchaser is bound; or (B) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Purchaser is subject.

(b)     Consents. Purchaser will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the transactions contemplated by this Agreement.

3.4     No Legal Proceedings. No Legal Proceedings are pending or, to the actual knowledge of the Purchaser, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of the Purchaser hereunder.

3.5     Independent Investigation. Purchaser acknowledges and agrees that (i) in making its decision to enter this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely upon the express warranties of the Seller Member set forth in Section 2 of this Agreement and (ii) neither the Seller Member nor any other Person has made any representation or warranty as to the Seller Member, the Acquired Units, McorpCX LLC or this Agreement, except as expressly set forth in Section 2 of this Agreement.

3.6     Indebtedness. The Promissory Note will rank senior in right of payment with all of the Purchaser’s existing and future indebtedness.

3.7     Investment Intention. The Purchaser is acquiring Acquired Units for its own account, for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Acquired Units in a manner that would violate the registration or qualification requirements of the United States Securities Act of 1933, as amended (the “Securities Act”) or any applicable securities laws. The Purchaser understands that the Acquired Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration or qualification under the Securities Act and any applicable securities laws, except pursuant to an exemption from such registration or qualification under the Securities Act and such applicable securities laws. The Purchaser is an “accredited investor” as defined under Rule 501(a) of the Securities Act, is able to bear the economic risk of holding the Acquired Units for an indefinite period (including total loss of its investment) and (either alone or together with its representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Units.

3.8     Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement.

3.9     Financing. Purchaser has access to funds sufficient to pay or fund the Signing Cash Consideration and the Closing Cash Consideration, and as otherwise needed to consummate the transactions contemplated by this Agreement.

4.           Certain Covenants of the Parties

4.1     Filings and Consents.

(a)     Regulatory Filing. Purchaser and Seller Member shall cooperate and use their respective reasonable best efforts to prepare all documentation, to affect all filings and notices and to obtain all Permits, Consents, approvals and authorizations of all third parties and Governmental Entities, including but not limited to the TSX-V, necessary to consummate the transactions contemplated by this Agreement. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all Permits, Consents, approvals, waivers and authorizations of all third parties and Governmental Entities, including but not limited to TSX-V, necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement.

(b)     Efforts. Purchaser and the Seller Member shall use best efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement on a timely basis. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement; and (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement.

4.2     Public Announcements. From and after the date of this Agreement, none of the Purchaser or its Representatives and Affiliates shall issue or make any press release or public statement regarding this Agreement or any of the transactions contemplated by this Agreement, without Seller Member’s prior written consent. During the period prior to Closing, none of Seller Member, the Company, nor the Purchaser shall issue or make, on behalf of itself or any of its respective Affiliates, any press release about this Agreement or any of the transactions contemplated by this Agreement, until and unless the parties hereto have approved the text of such press release, which approval shall not be unreasonably withheld, conditioned or delayed.

4.3     Seller Member Shareholder Meeting. The Seller’s Board shall duly and properly convene, and thereafter shall cause to occur, a meeting of the holders of the Seller Member’s common stock (the “Seller Member Meeting”) for purposes of obtaining the Shareholder Approval, and at such meeting shall submit to such shareholders a motion contemplating the Shareholder Approval. The Seller’s Board shall recommend that the holders of the Seller Member’s common stock approve this Agreement, including the transactions described hereunder, and shall not withdraw or modify in any manner adverse to the Purchaser any such recommendation. In connection with the Seller Member Meeting, the Seller’s Board shall (a) deliver the Proxy Statement (or cause the Proxy Statement to be delivered) to each holder of record of the Seller Member’s common stock as of the applicable record date.

4.4     Sale of Seller Member Securities by Purchaser Affiliates. Prior to the Closing the Purchaser shall (a) cause Michael Hinshaw to sell or otherwise transfer 5,200,000 shares of the Seller Member’s common stock (the “Hinshaw Shares”) to one or more third parties on terms approved by the Seller Member, (b) cause Lynn Davison to terminate her right to purchase 300,000 shares of the Seller Member’s common stock (the “Davison Shares”) under the terms of the stock purchase agreement dated September 3, 2019 between Mr. Hinshaw and Ms. Davison, (c) cause Stephen Shay to terminate his right to purchase 300,000 shares of the Seller Member’s common stock (the “Shay Shares”) under the terms of the stock purchase agreement dated September 3, 2019 between Mr. Hinshaw and Mr. Shay, and (d) cause Graham Clark to terminate all of his rights to acquire 250,000 shares of the Seller Member’s common stock (the “Clark Shares”) under the terms of the Agreement and Acceptance of Gift dated September 3, 2019 between Mr. Hinshaw and Mr. Clark. Additionally, Purchaser shall use best efforts, which efforts will not include the payment of any funds, to cause Luckfound.org to sell or otherwise transfer all 750,000 shares of the Seller Member’s common stock currently owned by Luckfound.org (the “LuckFound Shares”) to one or more third parties on terms approved by the Seller Member.

4.5     Change of Company Name. Seller Member shall use commercially reasonable efforts to cause the company name of the Seller Member to be changed to a name bearing no similarity to “McorpCX LLC”, as determined by the Seller Member and approved by the Seller Member’s shareholders.

4.6     Purchase of Stock. On or prior to Closing, the Seller Member will (a) find one or more third parties to purchase the Hinshaw Shares held in the name of Michael Hinshaw for USD $52,000 on a cash basis, free and clear of all liens, and (b) find one or more third parties to purchase the LuckFound Shares held in the name of LuckFound free and clear of all liens, on terms approved by the Seller Member.

4.7     New Liabilities. During the period between the date of this Agreement and the Closing, the Seller Member’s board of directors will not (a) approve or otherwise cause the Company to incur any new liabilities outside of the ordinary course of the Company’s business or (b) authorize, vote in favor of or otherwise accept any distributions, dividends or other similar payments from the Company not contemplated by this Agreement.

5.           Tax Matters

5.1     Liability for Transfer Taxes. Seller Member or Purchaser, as the case may be, shall be responsible for any sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax, documentary stamp Tax or similar Tax attributable to the transactions contemplated hereby in accordance with whether the primary legal liability for such Tax is imposed on Seller Member or Purchaser under applicable Legal Requirements. Seller Member and Purchaser agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

5.2     Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 5 shall be unconditional and absolute and shall survive the Closing until five (5) years after the Closing Date.

6.           Conditions Precedent to Obligations of Purchaser

The obligations of Purchaser to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

6.1     Accuracy of Representations. The Seller Member representations and warranties in Section 2 of this shall have been accurate in all respects as of the date of this Agreement and will be accurate in all respects as of the Closing Date as if made as of the Closing Date, except where inaccuracies in such representations and warranties could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Seller Member to consummate the transactions contemplated by this Agreement.

6.2     Performance of Covenants. Each of the covenants and obligations that the Seller Member is required to comply with or to perform at or prior to the Closing shall have been complied with and performed.

6.3     Agreements and Documents. Purchaser shall have received the following agreements and documents, each of which, as applicable, shall be in full force and effect:

(a)     The Unit Assignment Agreement, duly executed by the Seller Member and delivered to the Purchaser;

(b)     a certificate duly executed by the Seller Member and containing the representation and warranty of the Seller Member that the conditions set forth in Sections 6.1 and 6.2, in each case with respect to the Seller Member, have been duly satisfied (each, a “Seller Member Closing Certificate”);

(c)     certificates of non-foreign status, in form and substance reasonably satisfactory to Purchaser, in accordance with Treasury Regulation § 1.1445-2(b), duly executed by the Seller Member;

(d)     an IRS Form W-9 duly executed by the Seller Member; and

(e)     certified resolutions or minutes of the Seller Member evidencing votes adopted by the directors of the Seller Member approving this Agreement and the transactions contemplated hereby.

6.4     Seller Member Shareholder Approval. The Shareholder Approval shall have been obtained.

6.5     TSX-V Approval. The TSX-V shall have approved the transactions contemplated under this Agreement.

6.6     Indemnification Agreement. The Seller Member shall have entered into an indemnification agreement with Michael Hinshaw, on terms and conditions reasonably satisfactory to both the Seller Member and Mr. Hinshaw.

6.7     No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

6.8     No Legal Proceedings. No Governmental Entity and no other Person shall have commenced, and no Governmental Entity shall have threatened in writing to commence, any Legal Proceeding: (a) challenging the transactions contemplated by this Agreement or seeking the recovery of damages in connection with the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of the Acquired Units; or (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

7.           Conditions Precedent to Obligations of the Seller Member

The obligations of the Seller Member to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

7.1     Accuracy of Representations. Each of the Purchaser’s representations and warranties in Section 3 of this Agreement shall have been accurate in all material respects as of the date of this Agreement and will be accurate in all material respects as of the Closing Date as if made as of the Closing Date.

7.2     Performance of Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed.

7.3     Closing Certificate. The Seller Member shall have received a certificate duly executed by Purchaser and containing the representation and warranty of Purchaser that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

7.4     Signing Cash Consideration. The Seller Member shall have received from the Company the Signing Cash Consideration.

7.5     Closing Cash Consideration. The Seller Member shall have received from Purchaser the Closing Cash Consideration, pursuant to Section 1.4(a)(i).

7.6     Execution of Promissory Note. The Purchaser shall have properly executed and delivered to the Seller Member the Promissory Note.

7.7     Execution of Security Agreement. The Purchaser shall have properly executed and delivered to the Seller Member the Security Agreement.

7.8     Sale of Hinshaw Shares. Michael Hinshaw shall have completed the sale of all of the Hinshaw Shares on terms reasonably satisfactory to the Seller Member, and shall no longer be the registered or beneficial holder of any of (i) the Hinshaw Shares, or (ii) any other shares of the Seller Member’s common stock.

7.9     Termination of Rights to Davison Shares. Prior to the Closing, Lynn Davison shall have terminated all rights to purchase or otherwise acquire the Davison Shares on terms reasonably satisfactory to the Seller Member.

7.10   Termination of Rights to Shay Shares. Prior to the Closing, Stephen Shay shall have terminated all rights to purchase or otherwise acquire the Shay Shares on terms reasonably satisfactory to the Seller Member.

7.11   Termination of Rights to Clark Shares. Prior to the Closing, Graham Clark shall have terminated all rights to acquire the Clark Shares on terms reasonably satisfactory to the Seller Member.

7.12   Sale of LuckFound Shares. Prior to the Closing, all of the LuckFound Shares shall have been sold to third parties on terms reasonably satisfactory to the Seller Member and Luckfound.org shall no longer be a registered or beneficial holder of the LuckFound Shares.

7.13   No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that makes consummation of such transactions illegal.

7.14   No Legal Proceedings. No Governmental Entity and no other Person shall have commenced, and no Governmental Entity shall have threatened in writing to commence, any Legal Proceeding: any Legal Proceeding: (a) challenging the transactions contemplated by this Agreement or seeking the recovery of damages in connection with the transactions contemplated by this Agreement; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

8.           Termination

8.1     Termination Events. This Agreement may be terminated prior to the Closing:

(a)     by the mutual written consent of Purchaser and the Seller Member;

(b)     by Purchaser if the Closing has not taken place on or before 5:00 p.m. (San Francisco time) on September 1, 2020 (the “End Date”) and any condition set forth in Section 6 has not been satisfied or waived as of the time of termination (in each case other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);

(c)     by the Seller Member if the Closing has not taken place on or before 5:00 p.m. (San Francisco time) on the End Date and any condition set forth in Section 7 has not been satisfied or waived as of the time of termination (in each case other than as a result of any failure on the part of the Seller Member to comply with or perform any covenant or obligation set forth in this Agreement);

(d)     by Purchaser or the Seller Member if: (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of such transactions illegal;

(e)     by Purchaser if: (i) any of the representations and warranties of the Seller Member contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the covenants of the Seller Member contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Seller Member as of a date subsequent to the date of this Agreement or a breach of a covenant by the Seller Member is curable by the Seller Member through the use of commercially reasonable efforts within ten (10) Business Days after Purchaser notifies the Seller Member in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then Purchaser may not terminate this Agreement under this Section 8.1(e) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period, provided the Seller Member, during the Seller Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Seller Cure Period); or

(f)     by the Seller Member if: (i) any of Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Purchaser’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Purchaser is curable by Purchaser through the use of commercially reasonable efforts within ten (10) Business Days after the Seller Member notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Seller Member may not terminate this Agreement under this Section 8.1(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided Purchaser, during the Purchaser Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Seller Member may not terminate this Agreement pursuant to this Section 8.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period).

8.2     Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 8.1, Purchaser shall deliver to the Seller Member a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If the Seller Member wishes to terminate this Agreement pursuant to Section 8.1, the Seller Member shall deliver to Purchaser a written notice stating that the Seller Member is terminating this Agreement and setting forth a brief description of the basis on which the Seller Member is terminating this Agreement.

8.3     General Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither of Purchaser or the Seller Member shall be relieved of any obligation or liability arising from any prior material breach by such party of any representation and warranty, or any willful breach by such party of any covenant or obligation, contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 4.2.

9.           Indemnification, Etc.

9.1     Survival of Representations, Etc.

(a)     Seller Member Representations. All representations and warranties made by the Seller Member in Section 2 of this Agreement shall survive the Closing until the date that is three (3) years following the Closing Date; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Purchaser Indemnitee delivers to the Seller Member a written notice alleging the existence of an inaccuracy in or a breach of any of the Seller Member’s representations and warranties in Section 2 of this Agreement and asserting a claim for recovery under Section  9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b)     Purchaser Representations. All representations and warranties made by Purchaser in Section 3 of this Agreement shall survive the Closing until the date that is three (3) years following the Closing Date; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, the Seller Member Indemnitee delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of the Purchaser’s representations and warranties in Section 3 of this Agreement and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(c)     Intentional Misrepresentation; Fraud; Willful Misconduct. Notwithstanding anything to the contrary contained in Section 9.1, in the event of any intentional misrepresentation, fraud or willful misconduct of the Purchaser or the Seller Member, the limitations set forth in Sections 9.1, shall not apply to such Person.

9.2     Indemnification.

(a)     Indemnification. From and after the Closing (but subject to Section 9.1),

(i)     Subject to Section 9.3, the Seller Member shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred at any time by any of the Purchaser Indemnitees (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of or are related to:

(A)     any inaccuracy in or breach of any representation or warranty made by the Seller Member in Section 2 of this Agreement as of the date of this Agreement or as if such representation or warranty was made on and as of the Closing, or in the Seller Member Closing Certificate (in each case without giving effect to any materiality or similar qualifications limiting the scope of such representation or warranty); or

(B)     any breach of any covenant or obligation of the Seller Member in this Agreement required to be performed prior to, or at the Closing Date.

(ii)     Purchaser shall hold harmless and indemnify the Seller Member Indemnitees from and against, and shall compensate and reimburse the Seller Member Indemnitees for, any Damages which are suffered or incurred at any time by the Seller Member Indemnitees (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of or are related to:

(A)     any inaccuracy in or breach of any representation or warranty made by Purchaser in Section 3 as of the date of this Agreement or as if such representation or warranty was made on and as of the Closing, or in the certificate delivered pursuant to Section 7.3 (in each case, without giving effect to any materiality or similar qualifications limiting the scope of such representation or warranty); or

(B)     any breach of any covenant or obligation of Purchaser in this Agreement required to be performed prior to, or at the Closing Date; or

(C)     any liability arising from or related to the conduct of the business of McorpCX LLC prior to the Closing Date, excluding any liability related to conduct that was explicitly approved by the Seller Member’s board of director or any Undisclosed Liability as described in Section 2.6; or

(D)     any liability arising from or related to the conduct of the business of McorpCX LLC on or after the Closing Date.

9.3     Limitations.

(a)     Damages. In no event shall any party hereto be liable to any other party hereto or such other party’s Affiliates, directors, employees, attorneys or agents for any punitive damages or indirect damages that are not reasonably foreseeable in respect of any breach of this Agreement (excluding any such damages payable to a third party).

(b)     Insurance Proceeds. The amount of any Damages for which indemnification is provided under this Section 9 shall be net of any proceeds actually recovered by the Indemnified Party in respect of such matter (A) under any insurance policies, or under any insurance policies held by Purchaser at or prior to the Closing, or (B) from any third party, in each case less any costs and expenses and any premiums incurred by such Indemnified Party or its Affiliates in connection with the pursuit or recovery of such amounts, including any increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage, and in each case, no right of subrogation shall accrue to any insurer or third party hereunder. If any proceeds to be netted hereunder with respect to such Damages are actually received by the Indemnified Party after payment by the Indemnifying Party of any amounts otherwise required to be paid to an Indemnified Party pursuant to this Section 9 with respect to such Damages, then the Indemnified Party shall pay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have been required to pay pursuant to this Section 9 with respect to such Damages had such proceeds been received at the time of such payment. Notwithstanding the fact that the Indemnified Party has recourse against any third party (other than under insurance policies held by Purchaser prior to Closing covering the action, omission or other fact giving rise to Damages for which indemnification may be sought under this Section 9 and that remain in effect after the Closing), such Indemnified Party shall not be obligated to pursue such recourse from any third party.

9.4     Defense of Third Party Claims. The party making a claim for indemnification under this Section 9 is referred to as the “Indemnified Party,” and the party against whom such claim for indemnification is asserted under this Section 9 is referred to as the “Indemnifying Party.”

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any claim or Legal Proceeding (whether against the Seller Member, Purchaser or any other Person) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to promptly give such written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, upon providing written notice to the Indemnified Party within fifteen (15) days of receipt of such notice of such Third Party Claim in which the Indemnifying Party acknowledges without qualification its indemnification obligation hereunder (subject only to the applicable limitations set forth in this Section 9), to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.4(b), it shall have the right to take such reasonable action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, then the Indemnifying Party shall be responsible for the fees and expenses of the Indemnified Party; provided, however, in such case, if there are multiple Indemnified Parties, the Indemnifying Party shall only be liable for one counsel to the Indemnified Parties, as well as one local counsel in each jurisdiction for which the Indemnified Parties reasonably determine such local counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to give timely and sufficient notification to the Indemnified Party in writing of its election to defend as provided in this Agreement, or loses its right to defend such Third Party Claim by failing to diligently defend such Third Party Claim, the Indemnified Party may, subject to Section 9.4(b), without prejudice to its right to indemnification hereunder, pay, compromise and defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim subject to the limitations in this Section 9. Notwithstanding anything to the contrary contained in this Section 9.4, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, investigation or allegation, (ii) the Third Party Claim seeks injunctive or other equitable relief or relief other than for monetary Damages against the Indemnified Party, (iii) the Indemnified Party reasonably believes that the Third Party Claim, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of the Indemnified Party or any of its Affiliates, or (iv) an actual or readily apparent conflict of interest (as determined by the Indemnified Party after obtaining advice of counsel) exists between the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim that precludes effective joint representation. If, pursuant to this Section 9.4(a), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such attorneys’ fees and other expenses, subject, however, to any applicable limitations set forth in this Section 9. Subject to any applicable limitations set forth in this Section 9, all expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If the Indemnified Party has assumed the defense pursuant to Section 9.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Cooperation. The Indemnifying Party and the Indemnified Party shall each use commercially reasonable efforts in good faith to cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including, upon the reasonable request of the defending party, providing copies of records within the non-defending party’s possession or control relating to such Third Party Claim and making available, without expense (other than reimbursement of actual out-of-pocket expenses), Representatives of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

9.5     Exercise of Remedies.

(a)     Purchaser shall have the exclusive right to assert any indemnification claim against Seller Member and to exercise any other remedy of any Purchaser Indemnitee under this Agreement.

(b)     The Seller Member shall have the exclusive right to assert any indemnification claim against Purchaser or its Affiliates, and to exercise any other remedy of the Seller Member under this Agreement.

9.6     Exclusive Remedy. Except (a) in the event of fraud, willful misconduct or intentional misrepresentation and (b) for nonmonetary equitable remedies, from and after the Closing, the rights to indemnification, compensation and reimbursement set forth in this Section 9 shall be the sole and exclusive monetary remedy of the Purchaser Indemnitees and the Seller Member Indemnitees with respect to any breach of any representation, warranty or covenant set forth in this Agreement or in any certificate delivered pursuant to this Agreement.

9.7     Tax Treatment of Indemnification Payments. Purchaser and the Seller Member agree to treat any payment of an indemnification amount as an adjustment to the Purchase Price to the extent permissible under applicable Legal Requirements.

10.         Miscellaneous Provisions

10.1     Further Assurances. From time to time following the Closing, the Seller Member shall execute and deliver, or cause to be executed and delivered, to Purchaser such other instruments of conveyance and transfer as Purchaser may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Purchaser in the Acquired Units.

10.2     Fees and Expenses. Except as otherwise expressly required by this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the transactions contemplated by this Agreement.

10.3     Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by e-mail before 5:00 p.m. (San Francisco time) on the day sent by e-mail and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a Business Day and receipt is confirmed, or if sent by e-mail after 5:00 p.m. (San Francisco time) on the day sent by facsimile or e-mail and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Seller Member:

McorpCX, Inc.
201 Spear Street, Suite 1100,
San Francisco, California 94105
Attention: Barry MacNeil
Telephone: (604) 609-3358

Email: macneil@iremco.com

with a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP
865 South Figueroa, Suite 2400
Los Angeles, California 90017
Attention: Andrew J. Bond
Telephone: (213) 633-8666

Email: Andrewbond@dwt.com

If to Purchaser:

mfifty, LLC
524 San Anselmo Ave., Suite 147
San Anselmo California 94960

Attention: Michael Hinshaw
Telephone: (415) 517-5727
Email: mhinshaw@mfifty.com

with a copy (which shall not constitute notice) to

Koley Jessen P.C., L.L.O.

1125 S. 103rd St., Suite 800

Omaha, Nebraska 68124

Attention: Brian L. Harr
Telephone: (402) 343-3750
Email: brian.harr@koleyjessen.com

10.4     Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.5     Counterparts and Exchanges by Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes..

10.6     Governing Law; Dispute Resolution.

(a)     Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)     Venue. Except as otherwise provided in Section 10.6(c), any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other Legal Proceeding based upon intentional misrepresentation, willful misconduct or fraud) shall be brought or otherwise commenced exclusively in any state or federal court located in San Francisco, California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in San Francisco, California (and, in each case, each appellate court located in such city) in connection with any such action, suit or Legal Proceeding; (ii) agrees that each state and federal court located in San Francisco, California, shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any state or federal court located in the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)     Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Section 9 shall be brought and resolved exclusively in accordance with this Section 10.6(c) (it being understood that, for the avoidance of doubt and without limiting any portion of Section 10.6(c): (i)  at the option of any party, any claim based upon intentional misrepresentation, willful misconduct or fraud may be brought and resolved in accordance with Section 10.6(c) rather than in accordance with this Section 10.6(c); and (ii) nothing in this Section 10.6(c) shall prevent any Purchaser Indemnitee or Seller Member Indemnitee from seeking preliminary injunctive relief or any other equitable remedy from a court of competent jurisdiction).

(i)     If any Purchaser Indemnitee or Seller Member Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9 of this Agreement, such Purchaser Indemnitee may deliver, or such Seller Member Indemnitee may deliver, a claim notice (a “Claim Notice”) to the Seller Member or Purchaser, as applicable. Each Claim Notice shall: (i) state that the Indemnified Party believes in good faith that it is entitled to indemnification, compensation or reimbursement under Section 9 of this Agreement; (ii) contain a brief description of the facts and circumstances supporting the Indemnified Party’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnified Party might be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnified Party in good faith from time to time, being referred to as the “Claimed Amount”).

(ii)     During the forty-five (45) day period commencing upon receipt by the Seller Member or Purchaser, as applicable, of a Claim Notice from or on behalf of an Indemnified Party (the “Dispute Period”), the Seller Member or Purchaser, as applicable, may deliver to the Purchaser or Seller Member, as applicable, a written response (the “Response Notice”) in which it: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Seller Member’s agent’s or Purchaser’s position, as applicable, that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if Purchaser or the Seller Member, as applicable, asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) being referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by or on behalf of the Indemnified Party to the Claimed Amount). If a Response Notice is not received by or on behalf of the Indemnified Party from the Seller Member or Purchaser, as applicable, prior to the expiration of the Dispute Period, then the Seller Member or Purchaser, as applicable, shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnified Party.

(iii)     If Purchaser or the Seller Member, as applicable, in its Response Notice agrees that the full Claimed Amount is owed to the Indemnified Party, or if no Response Notice is received by or on behalf of the Indemnified Party from Purchaser or the Seller Member, as applicable, prior to the expiration of the Dispute Period, then, subject to the limitations in Section 9.3, the Indemnifying Party shall take such necessary action to cause the Indemnified Party to be paid the Claimed Amount within ten (10) Business Days.

(iv)     If Purchaser or the Seller Member, as applicable, delivers a Response Notice to the Seller Member or Purchaser, as applicable, during the Dispute Period agreeing that part, but not all, of the Claimed Amount is owed to the Indemnified Party (the “Agreed Amount”), then, subject to the limitations in Section 9.3, the Indemnifying Party shall take such necessary action to cause the Indemnified Party to be paid the Agreed Amount within 10 Business Days.

(v)     If Purchaser or the Seller Member, as applicable, delivers a Response Notice to the Seller Member or the Purchaser, as applicable, during the Dispute Period indicating that there is a Contested Amount, the Seller Member and the Purchaser Indemnitee shall use commercially reasonable efforts in good faith to resolve the dispute related to the Contested Amount within the forty five (45) day period (the “Initial Resolution Period”) commencing upon receipt by Seller Member or the Purchaser Indemnitee, as applicable, of such Response Notice. If the Seller Member and the Purchaser Indemnitee resolve such dispute, such resolution shall be binding on the Seller Member and such Purchaser Indemnitee and a settlement agreement stipulating the amount owed to such Purchaser Indemnitee or Seller Indemnitee (the “Stipulated Amount”) shall be signed by Purchaser and the Seller Member. Thereafter, subject to the limitations in Section 9.3, the Indemnifying Party shall take such necessary action to cause the Indemnified Party to be paid the Stipulated Amount.

(vi)     In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Purchaser Indemnitee, on the one hand, and the Seller Member, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Purchaser Indemnitee) and such dispute is not resolved within the Initial Resolution Period, such dispute (an “Arbitrable Dispute”) shall be settled by binding arbitration in accordance with the procedures set forth under the commercial rules then in effect of the American Arbitration Association. Notwithstanding the preceding sentence, nothing in this Agreement shall prevent the Indemnified Party from seeking preliminary injunctive relief from a court of competent jurisdiction pending resolution of any Arbitrable Dispute. Upon resolution of any arbitration described in this clause “(vi),” Purchaser and Seller Member, as applicable, subject to the limitations in Section 9.3, shall thereafter take such necessary action to cause the Indemnified Party to be paid the amount set forth in such resolution within 10 Business Days (or such shorter time set forth in the resolution). .

10.7     Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon: (a) the Seller Member and its successors and assigns (if any); and (b) Purchaser and its successors and assigns (if any). This Agreement shall not inure to the benefit of any Person other than: (i) the Purchaser and (ii) the other Purchaser Indemnitees; (iii) the Seller Member; (iv) the other Seller Member Indemnitees; and (v) the respective successors and assigns (if any) of the foregoing.

10.8     Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement: (a) the non-breaching party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) the non-breaching party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

10.9       Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.10   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11     Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Seller Member.

10.12     Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.13     Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Purchaser and the Seller Member and their respective successors and assigns (if any).

10.14     Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof;

10.15     Construction.

(a)     Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)     Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)     Interpretation. As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (ii) the use of the word “or” shall not be exclusive.

(d)     References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

mfifty, LLC,

a California Limited Liability Company

By: /s/ Michael Hinshaw
Name: Michael Hinshaw
Title: Manager

THE SELLER MEMBER:

McorpCX, Inc.,

a California Limited Liability Company

By: /s/ Matthew Kruchko
Name: Matthew Kruchko
Title: President and Chief Executive Officer

UNIT PURCHASE AGREEMENT SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

(a)     Definitions. For purposes of this Agreement (including this Exhibit A):

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by Contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday; or (b) a day on which banking institutions in San Francisco, California, are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Governmental Authorization).

“Contract” means any legally binding written, oral or other agreement (including “click-through” agreement), contract, license, sublicense, subcontract, settlement agreement, lease, instrument, note, purchase order, warranty, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.

“Damages” includes any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including out-of-pockets costs of investigation) or expense of any nature.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Governmental Authorization” means any permit, license, approval, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise provided by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Entity” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers, (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, local, municipal, foreign or other government; or (d) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Income Tax” means any federal, state, local or foreign Tax measured by or imposed on net income.

Exhibit A – 1

“IRS” means the United States Internal Revenue Service.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel, and with respect to any hearing, inquiry, audit, examination or investigation solely to the extent the subject of such hearing, inquiry, audit or examination has been provided notice thereof by the applicable Governmental Entity.

“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, requirement of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Material Adverse Effect” means, with respect to any party to this Agreement, any effect that, taken individually or together with any other effect, would materially impair or delay the ability of any of any party to this Agreement to perform their respective obligations under this Agreement or otherwise materially impede or delay the consummation of the transactions contemplated under this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws of general applicability or interpretations thereof by Governmental Entities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements, (iii) changes in general economic conditions generally, (iv) the announcement of this Agreement or any of the transactions contemplated thereunder, or (v) changes that are the result of natural disasters, calamities, acts of God or acts of war or terrorism, provided that the effect of such changes described in clauses (i), (ii), (iii) and (v) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on the Seller Member on the one hand or the Purchaser on the other hand, as measured relative to similarly situated entities.

“Order” means any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Entity.

“Permits” means, collectively, all licenses, certificates, registrations, Consents, Orders, franchises, permits, approvals or other similar authorizations issued, granted or approved by any Agency or Governmental Entity in connection with the operation of the Company, together with all renewals or modifications thereof.

“Person” means any individual, Entity or Governmental Entity.

“Purchaser Indemnitees” means the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; (d)  the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Seller Member shall not be deemed to be “Purchaser Indemnitees.”

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Seller Member Indemnitees” the following Persons: (a) the Seller Member (b) the Seller Member’s current and future Affiliates, (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

Exhibit A – 2

“Tax” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity; and (ii) any liability for the payment of amounts determined by reference to amounts described in clause “(i)” as a result of any obligation under any agreement or arrangement, as a result being a transferee or successor, or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax, including any claim for refund, amended return or declaration of estimated Tax.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary regulations.

“TSX-V” means the TSX Venture Exchange.

(b)     Index of Defined Terms. The following terms, as used in this Agreement (including this Exhibit A) have the meanings given to them in the section or place indicated below:

Term	Section or Place Where Defined
Acquired Units	Recital C
Agreed Amount	Section 10.6(c)(iv)
Agreement	Introduction.
Arbitrable Dispute	Section 10.6(c)(vi)
Claim Notice	Section 10.6(c)(i)
Claimed Amount	Section 10.6(c)(i)
Closing	Section 1.5
Closing Cash Consideration	Section 1.3
Closing Date	Section 1.5
Contested Amount	Section 10.6(c)(ii)
Continuation Agreement	Recital D
Continuation Agreement Fee	Section 1.2
Contribution Agreement	Section 2.6
Dispute Period	Section 10.6(c)(ii)
End Date	Section 8.1(b)
Hinshaw Shares	Section 4.4
Indemnified Party	Section 9.4

Exhibit A – 3

Term	Section or Place Where Defined
Indemnifying Party	Section 9.4
Initial Resolution Period	Section 10.6(c)(v)
LuckFound Shares	Section 4.4
McorpCX LLC	Recital A
Promissory Note	Section 1.3
Proxy Statement	Section 2.3(c)
Purchaser	Introduction
Purchaser Cure Period	Section 8.1(f)
Purchase Price	Section 1.2(a)
Response Notice	Section 10.6(c)(ii)
SEC	Section 2.2
Securities Act	Section 3.8
Security Agreement	Section 1.4(a)(ii)
Seller Member Closing Certificate	Section 6.3(b)
Seller Member Cure Period	Section 8.1(e)
Seller Member Meeting	Section 4.3
Seller Member	Introduction
Seller’s Board	Section 2.2
Shareholder Approval	Section 2.2
Signing Cash Consideration	Section 1.3
Stipulated Amount	Section 10.8(c)(v)
Third Party Claim	Section 9.4(a)
Undisclosed Liability	Section 2.6
Units	Recital A
Unit Assignment Agreement	Section 1.4(b)(i)

Exhibit A – 4

EXHIBIT B

FORM OF UNIT ASSIGNMENT

UNIT ASSIGNMENT

FOR VALUE RECEIVED,                                                                                  (the “Assignor”) hereby sells, assigns and transfers unto _____________________________, _____________ Membership Units of McorpCX , LLC (the “Company”), standing in Assignor’s name on the books of the Company and does hereby irrevocably constitute and appoint _________________________ to transfer such units on the books of the Company with full power of substitution in the premises.

Dated: _________________, 2020

[Assignor]

By:
Name:
Title:

EXHIBIT C

FORM OF PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE
DISPOSED OF UNLESS REGISTERED UNDER THAT ACT
OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

MFIFTY, LLC

Secured Promissory Note

$756,000	___________ ___, 2020

1.          Principal. For value received, mfifty, LLC, a California limited liability company (the “Maker”), hereby unconditionally promises to pay to McorpCX, Inc., a California corporation (the “Payee”), the aggregate principal sum of Seven Hundred and Fifty Six Thousand Dollars ($756,000) (the “Principal”), all in accordance with the terms and conditions of this Secured Promissory Note (this “Note”).

2.           Interest. The Maker hereby unconditionally promises to pay to the order of the Payee interest (“Interest”), which will accrue daily on the Outstanding Balance (defined below) at an initial rate of 0.99%, to be recalculated at the end of each twelve (12) month period commencing on the date of this Note based on the annual Applicable Federal Rate for mid-term loans on the first (1st) business day following each such twelve (12) month period (the “Interest Rate”); provided however, that if any provisions of this Note would require Maker to pay interest at a rate exceeding the highest rate allowed by applicable law, Maker shall instead pay interest under this Note at the highest rate permitted by applicable law. Interest will be calculated on the basis of a year of 365 days, and charged for the actual number of days elapsed. Any overdue amount of the Outstanding Balance or other overdue amounts owing hereunder, whether at stated maturity, by acceleration or otherwise (an “Overdue Amount”), shall bear interest, payable in cash on demand, at a rate equal to five percent (5%) per annum in excess of the Interest Rate (the “Default Interest Rate”). An Overdue Amount shall bear interest at the Default Interest Rate from the date an Overdue Amount was due, until such Overdue Amount is paid in full.

3.           Payments of Principal and Interest. The entire unpaid Principal, together with all accrued and unpaid Interest (collectively, the “Outstanding Balance”) shall become due and payable as set forth below:

(a)	Interest shall become due and payable monthly, in arrears, on the first business day of each calendar month (each a “Calendar Month”) during the term of this Note;

(b)

Principal shall begin to become due and payable on the first Business Day of the first Calendar Month following the date of this Note in accordance with the following schedule (each a “Principal Payment”):

i.	During the first twelve (12) Calendar Months following the date of this Note, the monthly Principal Payments shall be $7,292;

ii.

During twelve (12) Calendar Months immediately following the completion of the twelve month period described in (i) above, the Monthly Principal Payments shall be the product of the Assumed Gross Revenue of McorpCX LLC (the “Company”) multiplied by 8.75% and then divided by twelve (12). For the purposes of this Note, “Assumed Gross Revenue” for any twelve (12) Calendar Month payment period shall be equal to 150% of the actual gross revenue generated by the Company during the previous twelve (12) Calendar Months calculated in accordance with United States Generally Accepted Accounting Principles;

iii.

During the twelve (12) Calendar Months immediately following the completion of the twelve month period described in (ii) above, the Monthly Principal Payments shall be the product of the Assumed Gross Revenue of the Company multiplied by 8.75% and then divided by twelve (12);

iv.

During the twelve (12) Calendar Months immediately following the completion of the twelve month period described in (iii) above, the Monthly Principal Payments shall be the product of the Assumed Gross Revenue of the Company multiplied by 8.75% and then divided by twelve (12);

v.

If any amount of the Outstanding Balance remains outstanding as at the end of the payment period described in (iv), then the remaining Outstanding Balance shall be payable through in twelve (12) Calendar Month periods where Monthly Principal Payments shall be the product of the Assumed Gross Revenue of the Company multiplied by 8.75% and then divided by twelve (12) during each such period, until there is no Outstanding Balance; and

vi.	If the actual gross revenue of the Company exceeds the Assumed Gross Revenue during any of the periods described in this Section 3(b), and there is an Outstanding Balance, then 8.75% of the difference shall be paid to the Maker as a principal repayment within four (4) Calendar Months after the applicable twelve Calendar Month Period.

(c)

Maker will have the right, at any time, to prepay all or any portion of the Outstanding Balance without premium or penalty upon one (1) Business Day’s prior written notice to the Payee; provided that each prepayment shall be accompanied by payment in cash of all accrued and unpaid Interest on the amount so prepaid to the date of prepayment.

(d)	All payments (including prepayments) on this Note will be applied to the payment of accrued and unpaid Interest before being applied to the payment of Principal.

4.           Membership Interest Purchase Agreement. This Note is being executed and delivered pursuant to that certain Unit Purchase Agreement (the “Purchase Agreement”), dated April ___, 2020, by and among Maker and Payee. This Note constitutes a portion of the Purchase Price delivered for the membership units of the Company.

5.           Definitions. Capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement.

6.         Manner of Payment. Principal, Interest, and all other amounts due under this Note will be payable, in U.S. dollars, by wire transfer in immediately available funds to an account designated by Payee in writing. If any payment of Principal or Interest on this Note is due on a day that is not a Business Day, such payment will be due on the next succeeding Business Day, and such extension of time will be taken into account in calculating the amount of interest payable under this Note.

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7.           Covenants of Maker. The Maker agrees that for as long as there remains an Outstanding Balance Maker will:

(a)

Prepare an income statement for the Company in accordance with Generally Accepted Accounting Principles in the United States for each twelve (12) Calendar Month period commencing on the date of this Note and provide each such income statement to Payee within four (4) Calendar Months of the end of each such twelve Calendar Month period; and

(b)

Continue the operations of the Company as conducted as of the date of this Note; provided, however, the Company may modify the products and services it offers to maximize its profits to meet changing market opportunities or demands, as determined by its board of managers in good faith; and

(c)

Ensure that Michael Hinshaw does not, for himself or for any other organization: (i) perform consulting services, (ii) give speeches or (iii) provide advisory services to corporations or other entities of the type he currently provides as an employee of the Company, consistent with the limitations set forth in Sections 7 and 8 of his Employee Intellectual Property Agreement, dated as of August 16, 2018 (the “IP Agreement”); and the Company’s Board of Managers will not waive such restrictions or otherwise give Mr. Hinshaw permission to engage in any of the activities limited by the terms of Sections 7 and 8 of the IP Agreement.

8.         Security. Repayment of this Note is secured pursuant to the Security Agreement. Payee’s sole recourse under this Note shall be to the collateral described in the Security Agreement and the Maker shall have no liability under this Note beyond its interest in the collateral, except to the extent of any Damages suffered by Payee as a result of Maker’s, or its agent’s or affiliates, intentional misconduct or fraud with respect to the collateral.

9.           Events of Default. The occurrence of any one or more of the following events with respect to Maker will constitute an event of default hereunder (“Event of Default”):

(a)     If Maker fails to pay when due any payment of Principal or Interest on this Note and such failure continues for five (5) Business Days;

(b)     If Maker, under any law, enters into any merger or consolidation and is not the surviving entity, or sells, leases or otherwise disposes of all or substantially all of its assets;

(c)     If the Company, under any law, enters into any merger or consolidation and is not the surviving entity, or sells, leases or otherwise disposes of all or substantially all of its assets, or if the Maker sells any of its interests in the Company.

(d)     If Maker, under any law, (i) is dissolved, liquidated or wound up, or otherwise ceases doing business; (ii) fails to, or admits in writing its inability generally to, pay its debts as they become due; (iii) consents to or suffers the appointment of a trustee, receiver, assignee, liquidator, or similar official to take the possession, custody, or control of the any real property or all or substantially all of the assets of Maker; (iv) makes a general assignment for the benefit of its creditors; (v) institutes a proceeding, or has an involuntary proceeding instituted against it (other than by Payee), seeking a judgment of insolvency, bankruptcy, or any other similar relief under any bankruptcy, insolvency, or other similar law affecting creditors’ rights that is not dismissed within one hundred and twenty (120) calendar days thereafter; (vi) admits in writing its inability or fail generally to pay its debts as they become due; or (vii) takes any action for the purpose of effecting any of the foregoing;

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(e)     If Maker shall fail or omit to perform or observe any covenant, obligation or agreement in this Note, the Purchase Agreement, or the Security Agreement, and such failure is not cured within the earlier of (i) five (5) Business Days of written notice by Payee and (ii) ten (10) Business Days after any officer or director of Maker has knowledge that an Event of Default has occurred;

(f)     Any “Event of Default” under and as defined in the Security Agreement.

Maker shall notify Payee orally and in writing promptly (but in no event later than five (5) Business Days) after any officer or director of Maker has knowledge that an Event of Default has occurred.

10.        Remedies. Upon the occurrence and during the continuance of an Event of Default, Payee may, at their option, (a) by written notice to Maker, declare the entire unpaid Outstanding Balance of this Note immediately due and payable, or (b) exercise any and all rights and remedies available to them under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note and its rights under the Security Agreement, subject to the limitation on recourse set forth in Section 8 of this Note. Maker will pay all out-of-pocket, reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note or the Security Agreement, including reasonable attorneys’ fees.

11.         General Provisions.

(a)     Non-Negotiability. This Note will not be assigned or transferred by the Maker (including by operation of law or otherwise) without the express prior written consent of the Payee, and any assignment in contravention of this restriction shall be null and void.

(b)     Successors. All of the terms and conditions of this Note are binding upon, and inure to the benefit of and are enforceable by, Maker, Payee, and their permitted respective successors and assigns.

(c)     Notices. All notices, requests, demands and other communications required or permitted under this Note shall be in writing (which shall include notice by email) and shall be deemed to have been duly made and received when personally served, or when delivered an overnight courier service, expenses prepaid, or, if sent by email, delivered at the addresses as set forth below

If to Payee, then to:

McorpCX, Inc.

201 Spear Street, Suite 1100,

San Francisco, California 94105

Attention: Matthew Kruchko

Telephone: (415) 526-2655

Email: mkruchko@mcorp.cx

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with a copy, given in the manner prescribed above, to:

Davis Wright Tremaine LLP

865 South Figueroa, Suite 2400

Los Angeles, California 90017

Attention: Andrew J. Bond

Telephone: (213) 633-8666

Email: andrewbond@dwt.com

If to Maker, then to:

mfifty, LLC

524 San Anselmo Ave., Suite 147

San Anselmo California 94960

Attention: Michael Hinshaw

Telephone: (415) 517-5727

Email:     mhinshaw@mfifty.com

with a copy, given in the manner prescribed above, to:

Koley Jessen P.C., L.L.O.

1125 S. 103rd St., Suite 800

Omaha, Nebraska 68124

Attention: Brian L. Harr

Telephone: (402) 343-3750

Email: brian.harr@koleyjessen.com

Any party may alter the address to which communications are to be sent by giving the other parties written notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.

(d)     Waiver. No failure on the part of the Payee to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies provided herein are cumulative and not exclusive of any other remedy given hereunder or any remedy existing at law or in equity or by statute or otherwise. Maker waives demand and notice of demand, presentment for payment, protest and notice of protest, notice of dishonor, nonpayment and notice of nonpayment, diligence and all other notices of any kind and, to the full extent permitted by Law, the right to plead any statute of limitations as a defense, in connection with the delivery, acceptance, performance, default or enforcement of this Note.

(e)     Waiver of Jury Trial. MAKER AND PAYEE HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS NOTE. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of this Note, including, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Maker and Payee each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Maker and Payee each further represent and warrant that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE. In the event of an action, this Note may be filed as a written consent to trial by a court.

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(f)     Headings. The article and section headings contained in this Note are inserted for convenience only and will not affect in any way the meaning or interpretation of this Note.

(g)    Governing Law. This Note and the performance of the obligations of Maker and Payee hereunder will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law principles. Any controversy or claim arising out of or related to this Note that the Parties are unable to resolve shall be submitted to the state or federal courts located in the State of California sitting in the County of San Francisco or the United States District Court of the Northern District of California and such courts shall be the sole forums for the resolution of all disputes hereunder.

(h)     Amendments. No amendment, modification, replacement, termination, or cancellation of any provision of this Note will be valid, unless the same will be in writing and signed by the party waiving compliance.

(i)     Severability. The provisions of this Note will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that, if any provision of this Note, as applied to any party or to any circumstance, is adjudged by a Governmental Entity, arbitrator, or mediator not to be enforceable in accordance with its terms, Maker and Payee agree that the Governmental Entity, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(j)     Expenses. Except as otherwise expressly provided in this Note (including Section 10 hereof) and in the Purchase Agreement, Maker and Payee will each bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Note, including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants.

(k)     Construction. Maker and Payee have participated jointly in the negotiation and drafting of this Note. If an ambiguity or question of intent or interpretation arises, this Note will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Note.

(l)     Replacement. Upon receipt by the Maker of evidence satisfactory to Maker of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to Maker, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Maker shall execute and deliver to Payee a replacement promissory note of like tenor and denomination as this Note.

 [Signature Page Follows]

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Maker has executed and delivered this Note as of the date first above written.

MAKER: mfifty, LLC, a California Limited Liability Company By: Name: Michael Hinshaw Title: Manager

Signature Page to Promissory Note

EXHIBIT D

FORM OF SECURITY AND PLEDGE AGREEMENT

SECURITY AND PLEDGE AGREEMENT

This Security and Pledge Agreement (this “Agreement”), dated as of [            ], 2020, is entered into by and among mfifty, LLC, a California limited liability company (the “Debtor”), and McorpCX, Inc. (the “Holder”). The Debtor and Holder are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

recitals:

WHEREAS, pursuant to a Unit Purchase Agreement of even date herewith by and among the Debtor and the Holder (as it may hereafter from time to time be restated, amended, modified or supplemented, the “Purchase Agreement”), for the benefit of the Holder, the Debtor has made that certain Secured Promissory Note in the principal amount of $756,000 in favor of the Holder (the “Note”);

WHEREAS, pursuant to the terms of the Purchase Agreement, Debtor has used the proceeds of the Note to acquire all of the membership units (the “Units”) in McorpCX, LLC, a limited liability company, existing under the laws of the State of California (the “Company”); and

WHEREAS, the acceptance of the Note by the Holder is subject to the condition, among others, that the Debtor secures the payment of the Note, as more fully described herein in the manner set forth herein.

agreement:

NOW, THEREFORE, for valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.     Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given them in the Article 9 of the Uniform Commercial Code as in effect on the date of this Agreement in the State of California. The following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a)     “Code” means the Uniform Commercial Code as in effect in the State of California on the date hereof and as amended from time to time except to the extent that the conflicts-of-law rules of such Uniform Commercial Code shall apply the Uniform Commercial Code as in effect from time to time in any other state to specific property or other matters.

(b)     “Event of Default” means (i) any “Event of Default” under and as defined in the Note, (ii) this Agreement shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in any material portion of the collateral purported to be covered thereby, and (iii) any representation, warranty, certification or statement of fact made or deemed made by the Debtor herein, or in any other document required to be delivered in connection with the Note or this Agreement, shall be incorrect in any material respect (or, in the case of any representation and warranty that is qualified as to materiality, shall be incorrect in any respect after giving effect to any qualification therein) when made or deemed made.

(c)     “Governmental Authority” means any court, arbitrator (public or private), or government or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof.

(d)     “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

(e)     “Lien” means any lien, pledge, mortgage, deed of trust, security interest, adverse claim, easement, option, right of first refusal, or any other similar encumbrance or restriction.

(f)     “Person” means any individual, limited liability company, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

(g)     “Pledged Equity” means the Units, and all other shares of capital stock, or partnership and other ownership interest, of whatever class or character of the Company or any successor-in-interest of the Company, now or hereafter owned by the Debtor, and all certificates evidencing the same, including, without limitation:

(i)     all of Debtor’s economic rights in the Company, including without limitation any and all rights to share in the profits and losses of the Company and to receive payments and any other distributions from the Company;

(ii)     all of Debtor’s governance and management rights in the Company, including without limitation any and all rights to vote, to consent to Company actions, to obtain information about the Company and to otherwise participate in the management of the Company; and

(iii)     all of Debtor’s rights as a member of the Company.

(h)     “Pledged Collateral” means all of the Debtor’s right, title and interest in, the Pledged Equity, including, without limitation, all of the Units acquired by Debtor pursuant to the Purchase Agreement, and all of the personal property of the Company in the possession of the Debtor, including without limitation the:

(i)     all Accounts, Instruments, Documents, Chattel Paper (whether tangible or electronic), Insurance, Receivables, Inventory, Equipment, Goods, Payment Intangibles, Letter-of-Credit Rights, Fixtures, Supporting Obligations, Software and other General Intangibles of the Company in the possession of the Debtor; and

(ii)     the Pledged Equity, including all of the Units; and

(iii)     all proceeds, products, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the Pledged Collateral and, to the extent related to any Pledged Collateral, all books, correspondence, credit files, records, invoices and other papers (including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Debtor or any computer bureau or service company from time to time acting for the Debtor).

(i)     “Secured Obligations” shall mean and include the following: all now existing and hereafter arising obligations, liabilities, and indebtedness of the Debtor to the Holder, whether for principal, interest, fees, expenses or otherwise, of the Debtor to the Holder, in each case now existing or hereafter incurred under the Note, as may from time to time be amended, restated, modified, or supplemented, together with any and all extensions, renewals, refinancings, and refundings thereof, in whole or in part (including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Debtor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such proceeding).

2.     As security for the due and punctual payment and performance of the Secured Obligations in full, Debtor hereby agrees that the Holder shall have, and Debtor hereby grants to and creates in favor of the Holder, a continuing first priority lien on and security interest in and to the Pledged Collateral. Without limiting the generality of the forgoing, Debtor further agrees that with respect to each item of the Pledged Collateral, as to which (a) the creation of a valid and enforceable security interest is not governed exclusively by the Code, or (b) the perfection of a valid and enforceable security interest therein under the Code cannot be accomplished either by the Holder taking possession thereof or by the filing in appropriate locations of appropriate Code financing statements, such Debtor will at its expense execute and deliver to the Holder and hereby does authorize the Holder to execute and file such documents, agreements, notices, assignments and instruments and take such further actions as may be requested by the Holder from time to time for the purpose of creating a valid and perfected Lien on such item enforceable against the Debtor and all third parties to secure the Secured Obligations; provided, however, such authorization does not in any way limit the Debtor’s obligation to file all necessary financing statements or otherwise perform its perfection obligations hereunder.

3 .     The Debtor represents and warrants to the Holder that (a) except for the security interest granted to and created in favor of the Holder or arising prior to purchase by Debtor, all the Pledged Collateral is free and clear of any Lien, (b) the Debtor will defend the Pledged Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein arising after the purchase by Debtor, (c) the exact legal name of Debtor is as set forth on the signature page hereto, and (d) the state of incorporation, formation or organization as applicable, of the Debtor is as set forth on Schedule A hereto.

4.     The Debtor also represents and warrants that the Pledged Equity constitutes all of the issued and outstanding equity interests held by Debtor in the Company on the date hereof, whether or not registered in the name of Debtor and includes the Units. Debtor is the record and beneficial owner of, and has good and marketable title to, the Pledged Equity pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement or arising prior to purchase by Debtor. The Debtor further represents that the Company has not opted into Article 8 of the Uniform Commercial Code applicable to the Company and the Debtor shall not permit the limited liability company agreement of the Company to be amended to insert such an “opt-in” provision without the prior written consent of the Holder.

5.     The Debtor will faithfully preserve and protect the Holder’s security interest in the Pledged Collateral, as a perfected security interest under the Code, superior and prior to the rights of all third Persons arising after the purchase by Debtor, and will do all such other acts and things and will, execute, deliver, file and record, and Debtor hereby authorizes the Holder and its representatives and designees to so file (to the extent the Debtor fails to do so), all documents and instruments, including, without limitation, financing statements (and amendments thereto and continuations thereof), security agreements, assignments and documents with respect to the Pledged Collateral, as the Holder deems necessary or advisable from time to time in order to attach, continue, preserve, perfect, and protect said security interest (including the filing at any time or times after the date hereof of financing statements under, and in the locations advisable pursuant to, the Code); provided, that the Holder shall pay any filing fees and taxes related thereto.

6.     The Debtor covenants and agrees that:

(a)     it will defend the Holder’s right, title and lien on and security interest in and to the Pledged Collateral and the proceeds thereof against the claims and demands of all Persons whomsoever, other than any Person claiming a right in the Pledged Collateral pursuant to an agreement between such Person and the Holder or arising prior to purchase by Debtor;

(b)     it will not suffer or permit to exist on any Pledged Collateral any Lien;

(c)     it will not take or omit to take any action, the taking or the omission of which might result in a material alteration or impairment of the Pledged Collateral or of the Holder’s rights under this Agreement;

(d)     it will not sell, assign or otherwise dispose of any portion of the Pledged Collateral;

(e)     it will (i) obtain and maintain sole and exclusive possession of the Pledged Collateral, (ii) maintain its chief executive office and keep the Pledged Collateral and all records pertaining thereto at the locations specified on the Security Interest Data Summary attached as Schedule A hereto, unless it shall have given the Holder prior notice and taken any action necessary to maintain its security interest therein, and (iv) keep materially accurate and complete books and records concerning the Pledged Collateral and such other books and records as reasonably necessary to protect the Holder’s interest in the Pledged Collateral;

(f)      it will promptly furnish to the Holder such information and documents relating to the Pledged Collateral as the Holder may reasonably request;

(g)     it will not change its state of incorporation, formation or organization, as applicable without providing thirty (30) days prior written notice to the Holder;

(h)     it will not change its name without providing thirty (30) days prior written notice to the Holder;

(i)      it hereby authorizes the Holder to, at any time and from time to time, file in any one or more jurisdictions financing statements that describe the Pledged Collateral, together with continuation statements thereof and amendments thereto, without the signature of such Debtor and which contain any information required by the Code or any other applicable statute applicable to such jurisdiction for the sufficiency or filing office acceptance of any financing statements, continuation statements, or amendments. Debtor agrees to furnish all such information to the Holder. Any such financing statements, continuation statements, or amendments may be signed by the Holder on behalf of such Debtor if the Holder so elects and may be filed at any time in any jurisdiction; and

(j)      it shall at any time and from time to time take such steps as are necessary to insure the continued perfection of the Holder’s security interest in the Pledged Collateral, with the same priority required hereby and the preservation of its rights therein.

7.     So long as no Event of Default shall have occurred and be continuing, the Debtor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Equity, including the Units for all purposes not inconsistent with the terms of this Agreement, provided that the Debtor agrees that it will not vote the Pledged Equity in any manner that is inconsistent with the terms of this Agreement; and the Holder shall execute and deliver to the Debtor or cause to be executed and delivered to the Debtor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Debtor may reasonably request for the purpose of enabling the Debtor to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement. Except as otherwise provided in this Agreement, the Debtor shall be entitled to receive and retain any non-liquidating dividends, distributions or proceeds on the Pledged Equity paid in cash, and, except that Debtor shall not be entitled to receive, unless Holder consents in writing thereto, any liquidating distributions, dividends and proceeds on the Pledged Equity paid in cash or in kind, and all of such items shall be paid to Holder.

8.     Debtor assumes full responsibility for taking any and all necessary steps to preserve the Holder’s rights with respect to the Pledged Collateral. The Holder shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Holder takes such action for that purpose as the Debtor shall request in writing; provided that such requested action will not, in the judgment of the Holder, impair the security interest in the Pledged Collateral created hereby or the Holder’s rights in, or the value of, the Pledged Collateral; provided further that such written request is received by the Holder in sufficient time to permit the Holder to take the requested action.

9.     The pledge, security interests, other Liens and Secured Obligations of the Debtor shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by the Holder, or any obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Debtor or which would otherwise operate as a discharge of the Debtor as a matter of law or equity. Without limiting the generality of the foregoing, the Debtor hereby consents to, and the pledge, security interests, and other Liens given by the Debtor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:

(a)     Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of the Note or any of the Secured Obligations and regardless of any Law or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Note, or any rights of the Holder or any other Person with respect thereto;

(b)     Any increase, decrease, or change in the amount, nature, type or purpose of any of the Secured Obligations (whether or not contemplated by the Note as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional note(s); or any amendment, modification or supplement to, or refinancing or refunding of, the Note or any of the Secured Obligations;

(c)     Any failure to assert any breach of or default under the Note or any of the Secured Obligations; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Debtor or any other Person under or in connection with the Note or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Debtor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;

(d)     Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Holder or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Holder or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Pledged Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any Pledged Collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;

(e)    Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the existing structure or existence of, any Debtor or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Debtor or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable Law of any jurisdiction) made by Holder or the Debtor or by any other Person in connection with any such proceeding;

(f)     Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Debtor or any other Person with respect to the Note or any of the Secured Obligations; or any discharge by operation of law or release of any Debtor or any other Person from the performance or observance of the Note or any of the Secured Obligations; or

(g)     Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including Debtor, excepting only full, strict, and indefeasible payment and performance of the Secured Obligations in full.

10.     Waivers. the Debtor hereby waives any and all defenses which such Debtor may now or hereafter have based on principles of suretyship, impairment of Pledged Collateral, or the like and the Debtor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable Law, Debtor hereby further waives each of the following:

(a)     All notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against such Debtor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any Law or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under the Note or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of the Debtor or any other Person to comply with the Note or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of the Debtor or any other Person;

(b)     Any right to any marshaling of assets, to the filing of any claim against such Debtor or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against such Debtor or any other Person of any other right or remedy under or in connection with the Note or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Holder or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, the Note, or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or the Note, and any requirement that such Debtor receive notice of any such acceptance; and

(c)     Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws, or the like), or by reason of any election of remedies or other action or inaction by the Holder (including commencement or completion of any judicial proceeding or non-judicial sale or other action in respect of the Pledged Collateral for any of the Secured Obligations), which results in denial or impairment of the right of the Holder to seek a deficiency against such Debtor or any other Person or which otherwise discharges or impairs any of the Secured Obligations.

11.     (a)     At any time and from time to time after an Event of Default (as defined in the Note) then exists and continues and without prior notice to or consent of any Debtor, the Holder may at its option take such actions as the Holder reasonably deems appropriate (i) to attach, perfect, continue, preserve and protect the Holder’s security interest in or Lien on the Pledged Collateral, (ii) to inspect, audit and verify the Pledged Collateral, including reviewing all of the Debtor’s books and records and copying and making excerpts therefrom; provided that prior to an Event of Default, the same is done with advance notice during normal business hours to the extent access to such Debtor’s premises is required, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by the Debtor to the Holder for the benefit of the Holder within ten (10) calendar days after demand;

(b)     At any time and from time to time after an Event of Default exists and is continuing and without prior notice to or consent of any Debtor, the Holder may at its option take such action as the Holder deems appropriate (i) to maintain, repair, protect and insure the Pledged Collateral, (ii) to perform, keep, observe and render true and correct any and all covenants, agreements, representations and warranties of the Debtor hereunder, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by the Debtor to the Holder for the benefit of the Holder within ten (10) calendar days after demand.

12.     After there exists any Event of Default under the Note and for so long as such Event of Default continues:

(a)     The Holder shall have and may exercise all the rights and remedies available to a secured party under the Code in effect at the time, and such other rights and remedies as may be provided at Law and as set forth below, including, without limitation, to take over and collect all of any Debtor’s accounts that constitute Pledged Collateral and all other Pledged Collateral, and to this end the Debtor hereby appoints the Holder, its officers, employees and agents, as its irrevocable, true and lawful attorneys-in-fact with all necessary power and authority to (i) take possession immediately, with or without notice, demand, or legal process, of any of or all of the Pledged Collateral wherever found, and for such purposes, enter upon any premises upon which the Pledged Collateral may be found and remove the Pledged Collateral therefrom, (ii) require any Debtor to assemble the Pledged Collateral and deliver it to the Holder or to any place designated by the Holder at the Debtor’s expense, (iii) receive, open and dispose of all mail addressed to any Debtor and notify postal authorities to change the address for delivery thereof to such address as the Holder may designate, (iv) demand payment of such accounts, (v) enforce payment of such accounts by legal proceedings or otherwise, (vi) exercise all of any Debtor’s rights and remedies with respect to the collection of such accounts, (vii) settle, adjust, compromise, extend or renew such accounts, (viii) to the extent permitted by applicable Law, sell or assign such accounts upon such terms, for such amounts and at such time or times as the Holder deems advisable, (ix) discharge and release such accounts, (x) take control, in any manner, of any item of payment or proceeds from any account debtor, (xi) prepare, file and sign any Debtor’s name on any proof of claim in a relief proceeding or similar document against any account debtor, (xii) prepare, file and sign any Debtor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with such accounts, (xiii) do all acts and things necessary, in the Holder’s sole discretion, to fulfill Debtor’s obligations to the Holder under the Note or otherwise, (xiv) endorse the name of any Debtor upon any check, chattel paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the accounts or Inventory, (xv) use any Debtor’s stationery and sign such Debtor’s name to verifications of such accounts and notices thereof to account debtors, (xvi) access and use the information recorded on or contained in any data processing equipment or computer hardware or software relating to such accounts or other Pledged Collateral or proceeds thereof to which any Debtor has access, (xvii) demand, sue for, collect, compromise and give acquittances for any and all Pledged Collateral, (xviii) prosecute, defend or compromise any action, claim or proceeding with respect to any of the Pledged Collateral, and (xix) take such other action as the Holder may deem appropriate, including extending or modifying the terms of payment of any Debtor’s debtors. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement. To the extent permitted by Law, Debtor hereby waives all claims of damages due to or arising from or connected with any of the rights or remedies exercised by the Holder pursuant to this Agreement, except claims for physical damage to the Pledged Collateral arising from gross negligence or willful misconduct by the Holder.

(b)     The Holder shall have the right to lease, sell or otherwise dispose of all or any of the Pledged Collateral at public or private sale or sales for cash, credit or any combination thereof, with such notice as may be required by Law (it being agreed by the Debtor that, in the absence of any contrary requirement of Law, ten (10) calendar days’ prior notice of a public or private sale of Pledged Collateral shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as the Holder, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. The Holder shall have the right to conduct such sales on any Debtor’s premises or elsewhere and shall have the right to use any Debtor’s premises without charge for such sales for such time or times as the Holder may see fit. The Holder may purchase all or any part of the Pledged Collateral at public or, if permitted by Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations.

(c)     The Debtor, at its cost and expense (including the cost and expense of any of the following referenced consents, approvals, etc.), will promptly execute and deliver or cause the execution and delivery of all applications, certificates, instruments, registration statements, and all other documents and papers the Holder may request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, accreditation, or authorization of any other Government Authority or other Person necessary or appropriate for the effective exercise of any rights hereunder or under the Note. Without limiting the generality of the foregoing, the Debtor agrees that in the event the Holder shall exercise its rights hereunder or pursuant to the Note, to sell, transfer, or otherwise dispose of, or vote, consent, operate, or take any other action in connection with any of the Pledged Collateral, Debtor shall execute and deliver (or cause to be executed and delivered) all applications, certificates, assignments and other documents that the Holder requests to facilitate such actions and shall otherwise promptly, fully, and diligently cooperate with the Holder and any other Persons in making any application for the prior consent or approval of any Government Authority or any other Person to the exercise by the Holder or any such rights relating to all or any of the Pledged Collateral. Furthermore, because Debtor agrees that the remedies at law of the Holder for failure of such Debtor to comply with this Subsection (c) would be inadequate, and that any such failure would not be adequately compensable in damages, Debtor agrees that this Subsection (c) may be specifically enforced.

13.     If the Holder repossesses or seeks to repossess any of the Pledged Collateral pursuant to the terms hereof because of the occurrence of an Event of Default, then to the extent it is commercially reasonable for the Holder to store any Pledged Collateral on any premises of the Debtor, and the Debtor hereby agrees to lease to the Holder on a month-to-month tenancy for a period not to exceed ninety (90) calendar days at the Holder’s election, at a rental rate equal to One Dollar ($1.00) per month (if such Debtor owns the premises), and at the current rental rate per month (if the Debtor leases the premises), the premises on which the Pledged Collateral is located; provided it is located on premises owned or leased by the Debtor.

14.     Upon indefeasible payment in full of the Secured Obligations, this Agreement shall automatically terminate and be of no further force and effect, and the Holder shall thereupon promptly return to the Debtor such of the Pledged Collateral and such other documents delivered by the Debtor or obtained by the Holder hereunder as may then be in the Holder’s possession, subject to the rights of third parties. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

15.     No failure or delay on the part of the Holder in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Holder hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. All waivers under this Agreement must be in writing. The rights and remedies of the Holder under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Holder may enforce any one or more remedies hereunder successively or concurrently at its option.

16.     All notices, statements, requests and demands given to or made upon either party hereto in accordance with the provisions of this Agreement shall be given or made as provided in the Purchase Agreement.

17.     The Debtor agrees that as of the date hereof, all information contained on the Security Interest Data Summary attached hereto as Schedule A is accurate and complete in all material respects and contains no material omission or misrepresentation. The Debtor shall promptly notify the Holder of any changes in the information set forth thereon and take all actions that may be required as a result in the change of such information to maintain the Holder’s perfection in the Pledged Collateral.

18.     This Agreement shall be binding upon, and inure to the benefit of, the Holder and its respective successors and assigns, and the Debtor and each of its respective successors and assigns, except that the Debtor may not assign or transfer its obligations hereunder or any interest herein.

19.     This Agreement shall be deemed to be a contract under the Laws of the State of California and for all purposes shall be governed by, and construed in accordance with, the Laws of the State of California excluding its rules relating to conflicts-of-law. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the California state courts of San Francisco County, California (or if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California) and the parties hereby consent to the personal and exclusive jurisdiction of these courts and hereby agree that such courts are a convenient forum for any disputes hereunder.

20.     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.   EXCEPT AS PROHIBITED BY LAW, DEBTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS OR TRANSACTIONS RELATING THERETO.

22.     This Agreement may be executed in any number of counterparts, and by different Parties in separate counterparts, each of which, when so executed, shall be deemed an original. All such counterparts shall constitute one and the same instrument and each such counterpart may be delivered by facsimile transmission or portable document format via e-mail. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

DEBTOR:

MFIFTY, LLC, a California Limited Liability Company

By:
Name: Michael Hinshaw
Title: Manager

HOLDER:

MCORPCX, INC., a California Limited Liability Company

By:
Name: Matthew Kruchko
Title:     President and Chief Executive Officer

Signature Page

SCHEDULE A
TO
SECURITY and Pledge AGREEMENT

SECURITY INTEREST DATA SUMMARY

MFIFTY, LLC

1.     The chief executive office of MFIFTY, LLC. (the “Debtor”) is located at:

524 San Anselmo Ave., Suite 147
San Anselmo California 94960

2.     The Debtor’s true and full name is as follows: mfifty, LLC. The Debtor uses no trade names or fictitious names.

3.     The Debtor’s form of organization is as follows: Limited Liability Company

4.     The Debtor’s state of organization is as follows: California

5.     The Debtor’s EIN # is as follows:  [           ]

6.     The Debtor’s organization ID # (if any exists) is as follows: 201909910644

7.     All of the Debtor’s books and records, including those relating to accounts payable and accounts receivable, are kept at the Debtor’s chief executive office as described in Paragraph 1 above.

Schedule A